August 31, 2009	27346.00043

VIA UPS NEXT DAY AIR

Professionally Managed Portfolios
c/o U.S. Bancorp Fund Services, LLC
2020 E. Financial Way, Suite 100
Glendora, California 91741

Re:	Professionally Managed Portfolios – DSM Large Cap Growth Fund

Ladies and Gentlemen:

We have acted as counsel to Professionally Managed Portfolios, a Massachusetts business trust (the “Trust”), in connection with the Trust’s Post-Effective Amendment No. 357 to its Registration Statement filed on Form N-1A with the Securities and Exchange Commission (the “Amendment”) relating to the issuance by the Trust of an unlimited number of shares of beneficial interest, without par value (the “Shares”) in respect of the DSM Large Cap Growth Fund, a series of the Trust (the “Fund”).

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.  We have based our opinion on our review of the following:

(a)  the Trust’s Agreement and Declaration of Trust dated February 17, 1987, as amended on May 20, 1988, April 12, 1991 and June 13, 2005 (the “Declaration of Trust”), certified to us by an officer of the Trust as being a true and correct copy of the Declaration of Trust and in effect on the date hereof;

(b)  the Trust’s Bylaws (the “Bylaws”) certified to us by an officer of the Trust as being a true and correct copy of the Bylaws and in effect on the date hereof;

(c)  resolutions of the Trust’s Board of Trustees adopted at Meetings of the Board on June 15, 2009 and August 3, 2009, authorizing the establishment of the Fund, the approval of the post-effective amendment filing, and the issuance of the Shares, certified to us by an officer of the Trust as being true and complete and in full force and effect through the date hereof;

Professionally Managed Portfolios
August 31, 2009

(d)  a copy of the Amendment as filed with the Securities and Exchange Commission on Form N-1A; and

(e)  a certificate of an officer of the Trust as to certain factual matters relevant to this opinion.

Our opinion below is limited to the federal law of the United States of America and the business trust law of the Commonwealth of Massachusetts.  We are not licensed to practice law in the Commonwealth of Massachusetts, and we have based our opinion solely on our review of Chapter 182 of the General Laws of the Commonwealth of Massachusetts and the case law interpreting such Chapter as reported in the Massachusetts Corporation Laws & Practice (Aspen Law & Business, 2009).  We have not undertaken a review of other Massachusetts law or of any administrative or court decisions in connection with rendering this opinion.  We disclaim any opinion as to any law other than that of the United States of America and the business trust law of the Commonwealth of Massachusetts as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local government authority.

We note that pursuant to certain decisions of the Supreme Judicial Court of the Commonwealth of Massachusetts, shareholders of a Massachusetts business trust may, in certain circumstances, be held personally liable as partners for the obligations or liabilities of the Trust.  However, we also noted that Article VIII, Section I of the Declaration of Trust provides that all persons extending credit to, contract with or having any claim against the Trust or the Funds shall look only to the assets of the Trust or Funds for payment thereof and that the shareholders shall not be personally liable therefore, and further provides that every note, bond, contract, instrument, certificate or undertaking made or issued on behalf of the Trust may include a notice that such instrument was executed on behalf of the Trust and that the obligations of such instruments are not binding upon any of the shareholders of the Trust individually, but are binding only on the assets and property of the Trust.

Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be sold for cash or permitted securities at their net asset value on the date of their issuance in accordance with the Amendment and in accordance with the Declaration of Trust, (ii) all consideration for the Shares issued by the Fund will be actually received by the Fund, and (iii) all applicable securities laws will be complied with and the Amendment with respect to the offering of Shares will be effective, then it is our opinion that, when issued and sold by the Fund, the Shares will be legally issued, fully paid and nonassessable by the Trust.

Professionally Managed Portfolios
August 31, 2009

This opinion is rendered to you in connection with the Amendment with respect to the Fund and is solely for your benefit.  This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent.  We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

We hereby consent to (i) the reference of our firm as Legal Counsel in the Amendment, and (ii) the filing of this opinion as an exhibit to the Amendment.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP

PAUL, HASTINGS, JANOFSKY & WALKER LLP